Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports with respect to the following financial statements:

•	our report dated March 19, 2015 with respect to the consolidated and combined balance sheets of City Office REIT, Inc. as of December 31, 2014 and December 31, 2013 and the related consolidated and combined statements of operations, changes in equity and cash flows for each of the years in the three year period ended December 31, 2014 and the financial statement schedule III for the year ended December 31, 2014;

•	our report dated August 5, 2014 with respect to the statement of revenues and certain expenses of Plaza 25 for the year ended December 31, 2013;

•	our report dated October 1, 2014 with respect to the statement of revenues and certain expenses of Lake Vista Pointe for the year ended December 31, 2013;

•	our report dated December 2, 2014 with respect to the statement of revenues and certain expenses of Florida Research Park for the year ended December 31, 2013; and

•	our report dated May 5, 2015 with respect to the statement of revenues and certain expenses of Superior Pointe for the year ended December 31, 2014,

all incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 5, 2015